As filed with the Securities and Exchange Commission on December 23, 1997

                                                 REGISTRATION STATEMENT NO. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           _________________________
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           _________________________

                          ALPHA-BETA TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

       Massachusetts                                   04-2997834
 (State of incorporation)                (I.R.S. Employer Identification Number)

                               THREE BIOTECH PARK
                              ONE INNOVATION DRIVE
                         WORCESTER, MASSACHUSETTS 01605
                                 (508) 798-6900

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                        _______________________________

                                  SPIROS JAMAS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ALPHA-BETA TECHNOLOGY, INC.
                               THREE BIOTECH PARK
                              ONE INNOVATION DRIVE
                         WORCESTER, MASSACHUSETTS 01605
                                 (508) 798-6900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ____________________________

                                With copies to:
                            JOHN J. EGAN III,  ESQ.
                         GOODWIN, PROCTER & HOAR  LLP
                                Exchange Place
                                53 State Street
                       Boston, Massachusetts 02109-2881
                                (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                          ____________________________

                        CALCULATION OF REGISTRATION FEE

    Title of Shares       Amount to be         Proposed Maximum              Proposed Maximum           Amount of
   to be Registered        Registered    Offering Price Per Share /1/  Aggregate Offering Price /1/  Registration Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, par        237,364 shares            $2.79685                      $663,872                $196.00
 value $.01 per share
---------------------------------------------------------------------------------------------------------------------

/1/ Based upon the average of the high and low prices per share of Common Stock reported on the NASDAQ National Market system on December 19, 1997, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
EFFECTIVE.   THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1997

PROSPECTUS
----------
                                 237,364 Shares



                          ALPHA-BETA TECHNOLOGY, INC.


                                  COMMON STOCK

                                _______________

    This prospectus relates to the offer and sale of 237,364 shares of common stock, $.01 par value per share ("Common Stock"), of Alpha-Beta Technology, Inc. ("Alpha-Beta" or the "Company") by certain stockholders of the Company named
herein (the "Selling Stockholders").   See "Selling Stockholders" and "Plan of
Distribution."

    The Common Stock is quoted on the NASDAQ National Market system ("NASDAQ") under the trading symbol "ABTI."
                                _______________

    SEE "RISK FACTORS" ON PAGE 4 FOR CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                                _______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                                _______________

    The 237,364 shares of Common Stock offered hereby (the "Shares") may be sold from time to time by the Selling Stockholders on NASDAQ on terms to be determined at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer Shares offered hereby to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Company is registering the Shares to satisfy the Company's contractual obligations to the Selling Stockholders to use its reasonable best efforts to register such Shares, but the registration of the Shares does not necessarily mean that any of the Shares will be offered or sold hereunder. See "Selling Stockholders" and "Plan of Distribution."

    The Selling Stockholders and any dealers or agents that participate in the distribution of the Securities offered hereby may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    The Company will receive no proceeds from the sale of the Shares by Selling Stockholders hereunder, but the Company will pay the expenses incurred by the Company in connection with the registration of the Shares with the Securities and Exchange Commission (the "SEC" or the "Commission").

                                _______________

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE SALE OF ANY SHARES PURSUANT TO THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                _______________

    NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE PURSUANT TO THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE COMPANY'S AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

                                _______________

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH AN OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                The date of this Prospectus is December 23, 1997

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) the Annual Report on Form 10-K for the fiscal year ended December 31, 1996,
(ii) the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, (iii) the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, (iv) the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, (v) the Current Report on Form 8-K filed with the Commission on November 25, 1997, (vi) the Form 8-A/A filed with the Commission on November 25, 1997 and (vii) the description of the Common Stock contained in the Company's Form 8-A filed with the Commission on April 11, 1992, as amended by Form 8-A/A filed with the Commission on November 1, 1993.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    The Company will provide, without charge, to each person, including a beneficial owner, to whom a copy of this Prospectus is delivered, at the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Finance Department, Alpha-Beta Technology, Inc., Three Biotech Park, One Innovation Drive, Worcester, Massachusetts 01605 (Telephone: (508) 798-6900).

    Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Betafectin(R) is a registered trademark of the Company and is used as such throughout this document.

                                  RISK FACTORS

    An investment in the Company involves various risks. This prospectus contains forward-looking statements within the meaning of the federal securities laws. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the factors referenced in the Company's documents which are filed with the Commission and which are incorporated by reference herein, prospective stockholders should consider the following risk factors:

    DEVELOPMENT STAGE OF THE COMPANY'S PRODUCTS; UNCERTAINTIES RELATING TO CLINICAL TRIALS. The Company has not completed the development of any products. The Company's products will require significant additional clinical testing and investment prior to commercialization. Products for therapeutic use in human health care must be evaluated in extensive human clinical trials to determine their safety and efficacy as part of a lengthy process to obtain government approval. Clinical trials may be terminated at any time for many reasons, including toxicity or adverse event reporting. There can be no assurance that any of the Company's products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed or that the Company will not encounter problems in clinical trials that will cause the Company to delay or suspend product development. None of the Company's products are expected to be commercially available prior to 1999 at the earliest.

    UNCERTAINTY REGARDING BETAFECTIN(R). On August 4, 1997, the Company announced its preliminary analysis of the results of its Phase III study of Betafectin for the prevention of serious infections in patients at high-risk for post-operative infections. In the overall study, 21% of placebo patients suffered serious post-operative infections compared with 17% of Betafectin(R)- treated patients. These results did not achieve statistical significance in the incidence of patients who developed serious infections by day 30 post-surgery, the primary end-point of the trial.

    In October 1997, the Company met with FDA officials to review the results of its recently completed Phase III trial. As a result of these discussions, the Company will be conducting another Phase III trial of Betafectin(R) in non-colorectal gastrointestinal surgery patients. The confirmatory Phase III study is designed to verify the efficacy and safety of Betafectin(R) in patients undergoing non-colorectal GI surgeries who are at risk of post-operative infections. The double blind, placebo-controlled study will enroll approximately 600 patients at 30 sites throughout the United States. The study is expected to be completed within approximately 18 months and will include an interim analysis when 50 percent of the patients have been enrolled.

    HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. Alpha-Beta has incurred operating losses since its inception in March 1988 and had accumulated net losses of approximately $134.4 million as of September 30, 1997. The continued development of the Company's products will require the commitment of substantial resources to conduct research and preclinical and clinical development programs, to develop its manufacturing capabilities, to establish sales and marketing capabilities, and to expand quality control, regulatory and administrative capabilities. The Company expects to continue to incur substantial operating losses for the next several years. The size of net losses and the time required by the Company to reach sustained profitability are highly uncertain and to achieve profitability the Company must, among other things, successfully complete development of its products, obtain regulatory approvals, develop its manufacturing capabilities and establish sales and marketing capabilities. There can be no assurance that the Company will be able to achieve profitability at all or on a sustained basis.

    ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL. The Company has funded its operations and capital expenditures to date primarily through equity financings and the RIPA debt financing. Since its inception, the Company has raised gross proceeds of approximately $164 million through equity financings and approximately $36 million through the RIPA and other debt financings. The Company will require substantial funds for further research and development, existing and planned clinical trials, regulatory approvals, expansion of its manufacturing capabilities, and the marketing of its products. Based upon its current rate of expenditures, the Company projects that its current cash and marketable securities, and the interest earned from the investment thereof, would be sufficient to meet the Company's operating expenses and capital requirements through the fourth quarter of 1998.

    The Company will need to raise substantial additional capital to fund its operations, including clinical trials. The Company intends to seek such additional funding through public or private equity or debt financings, licensing, marketing and distribution arrangements with pharmaceutical or biotechnology companies or from other sources. The Company's ability to raise additional funds or to enter into collaborative or other arrangements may depend upon a number of factors including the results of the Company's clinical development programs, discussions with the FDA and the overall market for biotechnology stocks. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, the Company will have to reduce certain areas of research, product development, manufacturing or marketing activity and administration, or otherwise modify its business strategy, and its business will be materially adversely affected.

    NO ASSURANCE OF FDA APPROVAL; COMPREHENSIVE GOVERNMENT REGULATION. The Company's research, development and clinical programs, as well as its manufacturing operations, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. All of the Company's products require governmental approvals for commercialization which have not yet been obtained. Preclinical and clinical trials and manufacturing of many of the Company's products will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. The regulatory process, which includes preclinical, clinical and post-clinical testing of the Company's products to establish their safety and efficacy, requires many years to complete and the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for drug approval during the period of product development and regulatory review. Delays in obtaining such approvals could adversely affect the marketing of products developed by the Company and the Company's ability to generate commercial product revenues. There can be no assurance that requisite regulatory approvals will be obtained within a reasonable period of time, if at all. Moreover, if regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which such product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

    COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE. The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Competitors of the Company in the United States and abroad are numerous and include, among others, pharmaceutical and biotechnology companies, universities and other research institutions. The Company's success depends upon developing and maintaining a competitive position in the development of products and technologies in its area of focus. Competition from other biotechnology and pharmaceutical companies is intense and expected to increase as new products enter the market and new technologies become available. The Company's competitors may also succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or that render the Company's technologies or products obsolete or noncompetitive. The Company's competitors may also succeed in obtaining patent protection or other intellectual property rights that would block the Company's ability to develop its potential products, or in obtaining regulatory approval for the commercialization of their products more rapidly or effectively than the Company. Finally, many of these competitors have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources than the Company.

    NEED FOR EXPANSION OF COMMERCIAL MANUFACTURING CAPABILITY AND RISKS RELATING TO RIPA LOAN. In June 1994, the Company completed construction of a commercial-scale manufacturing facility, which is presently being operated to manufacture clinical quantities of Betafectin. The Company believes this facility will have the capacity to manufacture sufficient quantities of Betafectin for clinical trials and the commercial introduction of the product. To be successful, the Company's products will have to be manufactured in commercial quantities, within regulatory requirements and at competitive costs. The Company has no experience in commercial manufacturing and there can be no assurance that the Betafectin plant will have sufficient capacity to satisfy the Company's product requirements or that the Company will be able to manufacture Betafectin at acceptable costs.

    In February 1993, the Company completed a $30 million debt financing through RIPA to finance, in large part, the costs of its commercial manufacturing facility for Betafectin in Smithfield, Rhode Island. Because this facility was constructed prior to the issuance of final FDA approval for the commercial sale of Betafectin, the Company will be obligated to repay the RIPA loan regardless of whether Betafectin is approved for commercial sales. The Company is required to make payments of approximately $300,000 per month to RIPA over the 20 year term of the RIPA loan. The Company's obligation to repay the loan is subject to acceleration if the Company fails to make any monthly debt service payments, or if certain other events of default occur. The Company may also be required to repay the loan on an accelerated basis over five years if the enabling legislation under which RIPA issued the bonds used to fund the loan to the Company is eliminated or if the state of Rhode Island or RIPA is subject to any bankruptcy proceeding. The RIPA bonds are subject to refinancing by RIPA on December 1, 1999 and the terms of the RIPA loan to the Company are subject to adjustment in connection with such refinancing. The financial obligations incurred by the Company in connection with the RIPA debt financing could have a material impact on its ability to conduct its operations.

    LACK OF COMMERCIAL SALES AND MARKETING EXPERIENCE. The Company does not have experience in marketing, sales or distribution of commercial products. To market any of its products, the Company must develop a substantial marketing and sales force with technical expertise and the capability to support distribution. In addition, the Company is seeking a strategic partner with the necessary sales and distribution capabilities and expertise to assist in the commercialization of Betafectin. The Company has not entered into any distribution arrangements for its products and there can be no assurance that the Company will be able to enter into such a strategic relationship without undue delays or expenditures or to establish sales and distribution capabilities or that it will be successful in gaining market acceptance for its products.

    DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes, and the Company's success will depend, in part, on its ability to obtain patent protection for its products and manufacturing processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. In addition to Alpha-Beta's own patents and patent applications, the Massachusetts Institute of Technology and The Brigham and Women's Hospital have exclusively licensed rights in certain patents and patent applications to the Company. The Company's future performance is partly dependent upon these license agreements, which require the Company to achieve certain milestones and make specified royalty payments. There can be no assurance that the Company will satisfy any of these requirements.

    The Company is conducting research and expects to seek additional patents in the future, but there can be no assurance as to its success or the timeliness in obtaining any such patents or as to the breadth or degree of protection which any such patents will afford the Company. The patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of biotechnology patent applications at the United States Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, such patents will afford adequate protection to the Company or not be challenged, invalidated or infringed. Furthermore, there can be no assurance that others will not independently develop similar products and processes, duplicate any of the Company's products or, if patents are issued to the Company, design around such patents. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patents against others. If the outcome of any such litigation is adverse to the Company, the Company's business could be adversely affected. To determine the priority of inventions, the Company may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to the Company.

    In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents or other rights, or be unable to develop, manufacture or sell products.

    The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise be disclosed to, or discovered by, competitors. Moreover, the Company conducts a significant amount of research through academic advisors and collaborators who are prohibited from entering into confidentiality or inventors' rights agreements by their academic institutions.

    PRODUCT LIABILITY. The testing, marketing and sale of human therapeutic products entail an inherent risk of allegations of product liability, and there can be no assurance that substantial product liability claims will not be asserted against the Company. While the Company has clinical trials liability insurance, the Company does not have product liability insurance coverage for the commercial sale of Betafectin. There can be no assurance that the Company will be able to maintain clinical trials liability insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. The Company will seek to obtain product liability insurance if and when its products are commercialized; however, there can be no assurance that adequate insurance coverage will be available at acceptable costs, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

    THIRD-PARTY REIMBURSEMENT. In both domestic and foreign markets, sales of the Company's proposed products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of the Company's proposed products are approved for commercialization. Adoption of such legislation could further limit reimbursement for medical products and services. Other changes in the U.S. health care system are likely to have a substantial impact over time on the manner in which the Company conducts its business and may impose additional regulations governing the conduct of the Company's business.

    DEPENDENCE UPON KEY PERSONNEL. The Company is highly dependent on the members of its management and scientific staff, the loss of one or more of whom could have a material adverse effect on the Company. The Company also depends on its collaborators, each of which have commitments that may limit their availability to the Company. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as the Company expands its activities in clinical trials, the regulatory approval process, sales and manufacturing. The Company faces significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth. The failure to hire and retain such personnel could materially and adversely affect the Company's prospects.

    VOLATILITY OF STOCK PRICE. The market prices for securities of biotechnology companies, including Alpha-Beta, have historically been highly volatile, and the market has, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock. In addition, future sales of Common Stock in the public market by existing stockholders could have an adverse effect on the price of the Common Stock.

          ANTI-TAKEOVER PROVISIONS. The Company's Articles of Organization and By-Laws include provisions that may discourage or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices, and may limit the ability of the stockholders to approve transactions that they may deem to be in their best interests. For example, the Company's Articles of Organization enable the Board of Directors to fix the rights and preferences of and to issue shares of Preferred Stock. The Board of Directors could avail itself of this authority to discourage or to prevent certain types of transactions involving an actual or potential change of control of the Company, which could have an adverse effect on the Company's Common Stock price. In addition, Chapter 110F of the Corporation Law of The Commonwealth of

Massachusetts prohibits the Company from engaging in certain business combinations with interested stockholders unless special super-majority stockholder votes are obtained. These provisions may have the effect of delaying or preventing a change in control of the Company and therefore could adversely affect the price of the Company's Common Stock. The Company also has adopted a Shareholder Rights Plan which could have a similar effect.

                                  THE COMPANY

    Alpha-Beta is a Massachusetts corporation with its principal executive offices at Three Biotech Park, One Innovation Drive, Worcester, Massachusetts 01605. Its telephone number is (508) 798-6900.


                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS

    The following tables provides the names of and the number of Shares offered for sale by each Selling Stockholder in the Offering. Since the Selling Stockholders may sell all, some or none of their Shares, no estimate can be made of the number or percentage of Shares that each Selling Stockholder will own upon completion of the Offering. Assuming that all of the Shares offered hereby are sold, no Selling Stockholder would own more than 1% of the outstanding shares of the Company's Common Stock after the Offering.

        The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below.

             NAME/1/               SHARES OWNED AS OF NOVEMBER 24, 1997/1/  SHARES OFFERED HEREBY
---------------------------------  ---------------------------------------  ---------------------

Claude P. Selitrennikoff                           142,423                          142,423
University Research Corporation                     28,484                           28,484
Cathy S. Taft                                       14,242                           14,242
Jeff Palas                                           7,358                            7,358
Sangita Tentler                                      7,358                            7,358
Rebecca Wood                                         7,358                            7,358
Shelly Wilson                                        7,358                            7,358
Dawn Melcher-Fuoco                                   6,883                            6,883
Bret Tucker                                          5,933                            5,933
Veronica Wolf                                        4,272                            4,272
Tamara Miller                                        3,797                            3,797
Nicole Rauert                                        1,898                            1,898

_______________________

      /1/ The information provided herein is based solely upon information provided by each of the persons/entities named below.

    The Shares being offered hereby were acquired by the Selling Stockholders from the Company in a private placement transaction in connection with the Company's acquisition of MycoTox, Inc., a Colorado corporation ("MycoTox") pursuant to the Agreement and Plan of Merger, dated as of May 30, 1997 (the "Merger Agreement"), among the Company, SmithfieldAB Corp., MycoTox and Claude
P. Selitrennikoff ("Mr. Selitrennikoff"). Pursuant to the Registration Rights Agreement, dated as of June 9, 1997, as amended on December 23, 1997 (the "Registration Rights Agreement"), between the Company and Mr. Selitrennikoff, the Company agreed to use its reasonable best efforts to file a registration statement with the Commission registering the Shares with the Commission. See "Plan of Distribution."

    The Selling Stockholders represented in the Merger Agreement that they were acquiring the Shares from the Company without any present intention of affecting a distribution of the Shares. In recognition of the fact, however, that investors may want to be able to sell their Shares when they consider appropriate, and in accordance with the Registration Rights Agreement, the Company has filed with the Commission a registration statement on Form S-3 (of which this Prospectus is a part) with respect to the sale of the Shares by the Selling Stockholders from time to time. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary to keep it effective until the earlier of (i) the later of May 1, 1998 or 120 days from the date of such registration statement's effectiveness, (ii) the date on which all of the Shares have been sold pursuant to the registration statement, or (iii) the date on which registration of the Shares is no longer required by reason of Rule 144 under the Securities Act of 1933, as amended, or other rules of similar effect.

    As of November 24, 1997, Mr. Selitrennikoff is the Vice President - Anti Fungal Research of the Company and the General Manager of MycoTox, Inc. ("MycoTox"), a wholly-owned subsidiary of the Company. Mr. Palas and Mses. Tentler, Wood, Wilson, Fuoco, Miller and Rauert are also employees of MycoTox as of November 24, 1997.

                              PLAN OF DISTRIBUTION

    The Shares offered hereby may be sold from time to time by the Selling Stockholders on NASDAQ on terms to be determined at the times of such sales.
The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer Shares offered hereby to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by Selling Stockholders hereby will be the purchase price of such Shares less any broker's commissions required to be paid by such Selling Stockholder.

    The Shares hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

    In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold by the Selling Stockholders in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares offered hereby may not simultaneously engage in market making activities with respect to the Shares for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.

    The Company will pay the expenses incurred by the Company in connection with the registration with the Commission of the Shares offered hereby.


                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. John J. Egan III, Esq., a partner in the firm of Goodwin, Procter & Hoar LLP beneficially owns 2,100 shares of Common Stock of the Company.

                                    EXPERTS

  The financial statements of Alpha-Beta which are incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses in connection with the issuance and distribution of the Shares being registered are set forth in the following table (all amounts except the registration fee are estimated):

    Registration fee                          $   196.00
    Legal fees and expenses                    10,000.00
    Miscellaneous                               1,000.00
                                              ----------
          TOTAL                               $11,196.00
                                              ==========

    All expenses referenced above will be borne by the Company.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is a Massachusetts corporation. Reference is made to Chapter 156B, Section 13 of the Massachusetts Business Corporation Law (the "MBCL"), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing unauthorized distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which a director derived an improper personal benefit.

    Reference also is made to Chapter 156B, Section 67 of the MBCL, which provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

    Article VI of the Restated Articles of Organization of the Company provides that, except under certain circumstances, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director.

    Article VI of the Restated Articles of Organization of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

Exhibit No.  Description
-----------  -----------

4.1 Registration Rights Agreement, dated as of June 9, 1997, by and among the Company and Mr. Selitrennikoff. /1/
4.2 Amendment, dated as of December 23, 1997, to Registration Rights Agreement, dated as of June 9, 1997, by and among the Company and Mr. Selitrennikoff.
4.3 Merger Agreement, dated as of May 30, 1997, among the Company, Smithfield AB, MycoTox and Mr. Selitrennikoff. /2/
5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Shares being registered.
23.1         Consent of Arthur Andersen LLP, Independent Public Accountants.
23.2         Consent of Goodwin, Procter & Hoar  LLP (included in Exhibit 5.1 hereto).
24.1 Powers of Attorney (included on signature page of Registration Statement as filed).
---------------------------

/1/ Incorporated by reference from Exhibit 2 to the Company's quarterly report on Form 10-Q for the period ended June 30, 1997.
/2/ Incorporated by reference from Exhibit 1 to the Company's quarterly report on Form 10-Q for the period ended June 30, 1997.

ITEM 17.  UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Shares offered therein, and the offering of such Shares at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the Shares being registered which remain unsold at the termination of the offering.

   (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Shares offered therein, and the offering of such Shares at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Alpha-Beta Technology, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on the 23rd day of December, 1997.

                                    Alpha-Beta Technology, Inc.


                                    By:  /s/ Spiros Jamas
                                         -------------------------------------
                                         Spiros Jamas
                                         President and Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Alpha-Beta Technology, Inc. hereby severally constitute Spiros Jamas and D. Davidson Easson Jr., and each of them singly, our true and lawful attorneys with full power to them to sign for us in our names and in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (and any registration statement pursuant to Rule 462(b)), and generally to do all such things in our names and in our capacities as officers and directors to enable Alpha-Beta Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or either of them, to said Registration Statement and either and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature             Capacity                          Date
             ---------             --------                          ----



/s/ Spiros Jamas             President, Chief Executive        December 23, 1997
--------------------------   Officer and Director (Principal
   Spiros Jamas              Executive Officer)


/s/ D. Davidson Easson Jr.   Executive Vice President,         December 23, 1997
--------------------------   Treasurer, Chief Operating
  D. Davidson Easson Jr.     Officer and Director


/s/ Gustav A. Christensen    Chairman of the Board of          December 23, 1997
--------------------------   Directors
Gustav A. Christensen


/s/ Bernard Canavan          Director                          December 23, 1997
--------------------------
   Bernard Canavan


/s/ Lawrence C. Hoff         Director                          December 23, 1997
--------------------------
    Lawrence C. Hoff


/s/ Michael E. Porter        Director                          December 23, 1997
--------------------------
    Michael E. Porter


/s/ Peter H. Levine, M.D.    Director                          December 23, 1997
-------------------------
    Peter H. Levine, M.D.

                                 EXHIBIT INDEX


Exhibit No.                 Description
----------                  -----------


4.1 Registration Rights Agreement, dated as of June 9, 1997, by and among the Company and Mr. Selitrennikoff. /1/

4.2 Amendment, dated as of December 23, 1997, to Registration Rights Agreement, dated as of June 9, 1997, by and among the Company and Mr. Selitrennikoff.

4.3 Merger Agreement, dated as of May 30, 1997, among the Company, SmithfieldAB, MycoTox and Mr. Selitrennikoff. /2/

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Shares being registered.

23.1         Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).

24.1 Powers of Attorney (included on signature page of Registration Statement as filed).

-----------------
/1/ Incorporated by reference form Exhibit 2 to the Company's quarterly report on Form 10-Q for the period ended June 30, 1997.
/2/ Incorporated by reference form Exhibit 1 to the Company's quarterly report on Form 10-Q for the period ended June 30, 1997.